Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of September 2, 2025 (the “Effective Date”), by and between Nocera, Inc., a Nevada corporation (the “Company”), and Andrew Teng, an individual (the “Employee”).

RECITALS

WHEREAS, the Company desires to employ Employee in the role of Asia Director; and

WHEREAS, Employee desires to accept such employment under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein, the parties agree as follows:

1. Employment; Title and Duties. The Company hereby employs Employee as Asia Director. Employee accepts such employment and shall perform all duties customary to this role, as well as any additional duties reasonably assigned by the Chief Executive Officer or the Board of Directors (the “Board”). Employee shall report directly to the Chief Executive Officer.

2. Term. Employee’s employment shall commence on the Effective Date and shall continue for a period of two (2) years, unless terminated earlier pursuant to Section 6. Thereafter, the Agreement shall continue on a month-to-month basis unless either party provides thirty (30) days’ written notice of termination.

3. Time Commitment. Employee shall dedicate such time and attention as is reasonably necessary to fulfill the responsibilities of the Asia Director role.

4. Compensation and Equity. Employee shall receive a base salary of $240,000 per year, payable in accordance with the Company’s standard payroll practices and subject to applicable tax withholdings. As additional compensation, Employee shall be granted 600,000 shares of fully vested common stock of the Company. The shares shall be issued pursuant to the Company’s equity plan, and shall be subject to applicable securities laws and any required Company resolutions. If any of the following events occur during the term of this Agreement, (i) the Company completes an acquisition, (ii) the Company raises $15,000,000 or more in aggregate capital, (iii) the Class B warrants are exercised resulting in proceeds of $5,000,000 or more, or (iv) the Company’s common stock closes at or above $2.00 per share on Nasdaq for five (5) consecutive trading days, then Employee’s base salary shall increase to $600,000 per year, effective as of the date of the applicable milestone. The Board may designate additional performance events that justify a salary increase. Employee shall also be eligible for a discretionary year-end bonus, payable in cash or securities, based on Company performance and Employee’s individual contributions, as determined by the Company in its sole discretion. The compensation structure, including salary and bonus, may be modified from time to time upon mutual written agreement.

5. Benefits. During the term of employment, Employee shall be eligible to participate in Company benefit plans and programs made available to similarly situated employees, subject to the terms and conditions of such plans.

6. Confidentiality, Intellectual Property, and Related Covenants. Employee agrees to maintain in strict confidence all Confidential Information (as defined below) obtained during the course of employment, and not to use or disclose such information except as necessary for the performance of his duties. “Confidential Information” includes trade secrets, business strategies, pricing, personnel data, and nonpublic financial or operational information. The obligation to protect confidential information survives for two years following termination, and indefinitely with respect to trade secrets. Employee shall return all Company property, documents, and materials promptly upon termination or upon request. During employment and for one year thereafter, Employee shall not directly or indirectly solicit, hire, or encourage the departure of any Company employee, consultant, or contractor. Employee agrees not to disparage the Company, its management, or its operations at any time. Employee represents that he is not subject to any conflicting agreement, restriction, or obligation that would interfere with this Agreement. For one year following termination, Employee shall notify the Company of any new employment and, if requested, provide a copy of this Agreement to such new employer. All works, inventions, developments, discoveries, and improvements made by Employee during the term of employment are deemed “works made for hire” and the exclusive property of the Company. Employee hereby irrevocably assigns all rights to such intellectual property to the Company and agrees to execute any additional documentation reasonably requested to perfect the Company’s rights. Employee agrees to promptly disclose to the Company any invention or idea conceived during employment or within six months thereafter that relates to the Company’s business or is derived from Company work. All business relationships, client data, revenues, and goodwill arising out of Employee’s services for the Company are and shall remain the exclusive property of the Company.

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7. Termination for Cause. The Company may terminate this Agreement immediately upon: (i) conviction or plea of guilty or no contest to a felony; (ii) willful misconduct or gross negligence materially harmful to the Company; (iii) repeated failure to perform duties after written notice and failure to cure within ten days; (iv) unexcused absences; (v) insubordination; (vi) death; or (vii) incapacity rendering Employee unable to perform duties for a total of sixty (60) days within any 180-day period. In the case of termination for cause, the Company shall have no further obligation to pay compensation beyond amounts accrued through the date of termination.

8. Setoff. Any amounts due to Employee may be reduced or offset against amounts Employee owes to the Company, in accordance with applicable law.

9. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada, without regard to its conflicts of law provisions.

10. Miscellaneous. This Agreement constitutes the entire understanding between the parties and supersedes all prior or contemporaneous agreements, oral or written, concerning the subject matter hereof. This Agreement may be amended only by a written instrument signed by both parties. If any provision is deemed unenforceable, the remaining provisions shall remain in full force and effect. The failure of either party to enforce any term shall not be deemed a waiver of future enforcement. All payments under this Agreement shall be subject to required tax withholdings. The Company makes no guarantee regarding the tax consequences of any compensation or benefits provided hereunder. This Agreement may be executed in counterparts or via electronic signature, and each such counterpart shall be deemed an original.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NOCERA, INC.
By: /s/ Jim Chuang
Name: Jim Chuang
Title: Chief Financial Officer

EMPLOYEE
By: /s/ Andrew Teng
Name: Andrew Teng

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